Exhibit 99.1

MiMedx Announces The Addition Of Luis A. Aguilar To Its Board Of Directors

NEWEST MIMEDX BOARD MEMBER IS FORMER COMMISSIONER OF THE U.S. SECURITIES & EXCHANGE COMMISSION

MARIETTA, Ga., March 19, 2017 /PRNewswire/ -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine and biopharmaceutical company utilizing human placental tissue allografts and patent-protected processes to develop and market advanced products and therapies for multiple sectors of healthcare, announced today its Board of Directors has appointed Luis A. Aguilar, former Commissioner of the U.S. Securities and Exchange Commission (SEC) and highly accomplished lawyer within industry and private law practice, as an independent, non-employee Director of the MiMedx Board of Directors.
Parker H. "Pete" Petit, Chairman and CEO, said, "MiMedx is very fortunate to have an extremely accomplished Board of Directors. Our Board is comprised of individuals with in-depth experience in a wide-range of industries and professions. The addition of Luis Aguilar will further expand the outstanding stature of our Board, and his expertise and business acumen will be a great complement to the talents that our Directors bring to MiMedx."
Mr. Aguilar was appointed to be a SEC Commissioner by President George W. Bush in 2008.  He was reappointed by President Barack Obama in 2011 and served in that capacity until December 2015 when his term expired.  Mr. Aguilar is the eighth longest standing Commissioner in SEC history and one of only three Commissioners to have been nominated by two U.S. Presidents from two different political parties.
Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in securities law.  During his career, his practice included matters pertaining to general corporate and business law, international transactions, investment companies and investment advisers, securities law, and corporate finance.  He also focused on issues related to corporate governance, public and private offerings (IPOs and secondary offerings), mergers and acquisitions, mutual funds, investment advisers, broker-dealers, and other aspects of federal and state securities laws and regulations.
Commissioner Aguilar's previous experience includes serving as the General Counsel, Head of Compliance, Executive Vice President, and Corporate Secretary of Invesco Inc., with responsibility for all legal and compliance matters regarding Invesco Institutional. While at Invesco, he was also Managing Director for Latin America in the 1990's, and President of one of Invesco's broker-dealers.  His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP).  He began his legal career as an attorney at the SEC.
During his service as an SEC Commissioner, Mr. Aguilar represented the SEC as its liaison to both the North American Securities Administrators Association (NASAA) and to the Council of Securities Regulators of the Americas (COSRA). He also served as the primary sponsor of the SEC's first Investor Advisory Committee. Mr. Aguilar has received various honors and awards too long to list in this press release. Some of those distinctions include:

•	Named to the National Association of Corporate Directors (NACD) Directorship 100, the Who's Who of the Boardroom (2009, 2010, 2011, 2012, 2013, 2014, and 2015).

•	Recipient of The Center for Accounting Ethics, Governance, and the Public Interest "Accounting in the Public Interest Award" (2010).

•	Recipient of the Chief Justice's Commission on Professionalism of the Supreme Court of Georgia "Justice Robert Benham Award for Community Service" (2007).

•	Named by the Hispanic National Bar Association as "Latino Attorney of the Year" (2005).

•	Named by the Georgia Hispanic Chamber of Commerce as "Member of the Year" (2005) and "Atlanta Hispanic Businessman of the Year" (1994).

Mr. Aguilar has served on various Boards, including the Girl Scouts Council of Northwest Georgia, Inc., Georgia Hispanic Bar Association, United States Fund for UNICEF Southeast Regional Chapter, and the Hispanic National Bar Association. In addition, he served as the President of the Hispanic National Bar Foundation from 2006 to 2008.
Mr. Aguilar has been active in numerous civic and business associations including serving as the former chair of the Latin American Association (LAA), a non-profit organization that has served Georgia's Latino community with comprehensive services that foster healthy, self-sufficient individuals, families and communities. The LAA has provided services to over 70,000 Hispanics annually providing employment, immigration, youth, family, housing, and translation services, as well as English and Spanish language classes.
He is a graduate of the University of Georgia School of Law, and also received a master of laws degree in taxation from Emory University. He is married to Denise T. Aguilar, and the couple reside in Atlanta, Georgia.
"We are very pleased to have Luis on our Board and look forward to the superb insight and additional perspectives that he will offer to our executives, Board of Directors and Company," added Petit.
Mr. Aguilar will be nominated as a Class I Director to serve for a three-year term expiring at the 2020 Annual Meeting of Stockholders.
About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biopharmaceutical and biomaterial products processed from donated placental tissues. "Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself.  We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization.  MiMedx is the leading supplier of placental tissue, having supplied over 800,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.